Bank of South Carolina Announces North Charleston Advisory Board

CHARLESTON, S.C., Oct. 10, 2012 /PRNewswire/ -- Bank of South Carolina Corporation (Nasdaq: BKSC) (the "Company"), parent holding company of The Bank of South Carolina (the "Bank"), is pleased to announce the formation of its North Charleston Advisory Board consisting of David W. Bunch, Martin L. Boroughs, Shelia Pace, Frank Leigh, R. Jason J. Hehr, DMD, C. Ronald Coward, Jr., K. Scott Miller, MD, and Wilfred H. (Hal) Gooding, Jr. Fleetwood S. Hassell, President and Chief Executive Officer of the bank stated, "We are pleased to have such outstanding members of the North Charleston business community with us to help build upon the strong customer base we currently enjoy in the north area. We are privileged to have Terry S. Strawn, Senior Vice President, to lead the bank's business development efforts." The Bank of South Carolina opened over 25 years ago and continues to be a five star bank as rated by Bauer Financial and was again rated number one in the state in overall performance by the Financial Management Consulting Group.

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Sheryl G. Sharry, +1-843-724-1500